SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 12, 2004 (May 12, 2004)

Dean Foods Company

(Exact name of registrant as specified in its charter)

Delaware	1-12755	75-2559681

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

2515 McKinney Avenue, LB 30, Suite 1200
Dallas, Texas 75201

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(214) 303-3400

Item 5. Other Events
SIGNATURES

Item 5. Other Events

     Management of the Registrant decided, on May 12, 2004, to recommend to the Board of Directors of the Registrant at its meeting to be held on May 18, 2004, that the Board of Directors approve an amendment to the Registrant’s Rights Agreement (commonly referred to as a “poison pill”) that would eliminate the provisions relating to certain required approvals by the “Continuing Directors” of the Registrant (commonly referred to as a “dead hand” provision). Management believes that its recommended change to the Registrant’s Rights Agreement, which was suggested by Institutional Shareholder Services (“ISS”), is in the best interests of shareholders. Management of the Registrant may also recommend that the Board of Directors make certain other technical changes and updating changes to the Rights Agreement. Management’s decision to recommend that the Board of Directors vote to amend the Rights Agreement is not in response to any known offers for the Registrant.

     Management has also decided to recommend to the Governance Committee and Board of Directors of the Registrant that Mr. Ron Kirk not be re-appointed to serve on the Registrant’s Governance Committee (which also serves the functions of a nominating committee). Mr. Kirk’s current term on the Governance Committee will expire on May 18, 2004. This decision was made in response to ISS’ determination that Mr. Kirk is an “affiliated outsider,” notwithstanding the fact that the Registrant’s Board of Directors has determined that Mr. Kirk meets the “independence” standard of the New York Stock Exchange.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 12, 2004	DEAN FOODS COMPANY

	By:	/s/ Lisa N. Tyson

Lisa N. Tyson Senior Vice President and Deputy General Counsel